Exhibit 2.5

AGREEMENT AND PLAN OF MERGER

Between

MAXCURE PHARMACEUTICAL, INC.,

and

APRO BIO PHARMACEUTICAL CORPORATION

Dated as of March 18, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

SECTION 1.01.	Certain Defined Terms

ARTICLE II	THE MERGER

SECTION 2.01.	The Merger
SECTION 2.02.	Effective Time
SECTION 2.03.	Effect of the Merger
SECTION 2.04.	Articles of Incorporation; Bylaws
SECTION 2.05.	Directors and Officers
SECTION 2.06.	Effect on Capital Stock
SECTION 2.07.	Dissenting Shares
SECTION 2.08.	Surrender of Certificates
SECTION 2.09.	No Further Ownership Rights in Apro Common Stock
SECTION 2.10.	Lost, Stolen or Destroyed Certificates
SECTION 2.11.	Taking of Necessary Action; Further Action

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF Apro

SECTION 3.01.	Organization, Authority and Qualification of Apro
SECTION 3.02.	Capital Stock of Apro; Ownership of the Shares
SECTION 3.03.	Subsidiaries
SECTION 3.04.	Corporate Books and Records
SECTION 3.05.	No Conflict
SECTION 3.06.	Governmental Consents and Approvals
SECTION 3.07	Brokers
SECTION 3.08.	Financial Information/Books and Records
SECTION 3.09.	No Undisclosed Liabilities
SECTION 3.10.	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
SECTION 3.11.	Litigation
SECTION 3.12.	Certain Interests
SECTION 3.13.	Material Contracts
SECTION 3.14.	Intellectual Property
SECTION 3.15.	Real Property
SECTION 3.16.	Labor Matters
SECTION 3.17.	Key Employees
SECTION 3.18.	Taxes
SECTION 3.19.	Insurance
SECTION 3.20.	Approval Requirements

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.	Organization and Authority
SECTION 4.02.	Capital Stock of Company; Ownership of the Shares
SECTION 4.03.	Subsidiaries
SECTION 4.04.	Corporate Books and Records
SECTION 4.05.	No Conflict
SECTION 4.06.	Governmental Consents and Approvals
SECTION 4.07	Brokers
SECTION 4.08.	Financial Information/Books and Records
SECTION 4.09.	No Undisclosed Liabilities
SECTION 4.10.	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
SECTION 4.11.	Litigation
SECTION 4.12.	Certain Interests
SECTION 4.13.	Material Contracts
SECTION 4.14.	Intellectual Property
SECTION 4.15.	Real Property
SECTION 4.16.	Labor Matters
SECTION 4.17.	Key Employees
SECTION 4.18.	Taxes
SECTION 4.19.	Insurance
SECTION 4.20.	Voting Requirements

ARTICLE V	ADDITIONAL AGREEMENTS

SECTION 5.01.	Conduct of Business Prior to the Closing
SECTION 5.02.	Access to Information
SECTION 5.03.	Regulatory and Other Authorizations; Notices and Consents
SECTION 5.04.	Notice of Developments
SECTION 5.05.	No Solicitation or Negotiation
SECTION 5.06.	Further Action
SECTION 5.07.	Conduct of Business by Apro

ARTICLE VI	ADDITIONAL STOCK, OPTION OR WARRANT ISSUANCES

SECTION 6.01.	Company Issuances
SECTION 6.02.	Apro Issuances

ARTICLE VII	ADDITIONAL AGREEMENTS

SECTION 7.01.	Apro Shareholder Approval
SECTION 7.02.	Exemption from Registration
SECTION 7.03	University of Colorado License Agreement
SECTION 7.04

ARTICLE VIII	CONDITIONS TO CLOSING

SECTION 8.01.	Conditions to Obligations of Each of the Company and Apro
SECTION 8.02.	Conditions to Obligations of Apro
SECTION 8.03.	Conditions to Obligations of the Company

ARTICLE IX	SURVIVAL

SECTION 9.01.	Survival of Representations and Warranties

ARTICLE X	TERMINATION AND WAIVER

SECTION 10.01.	Termination
SECTION 10.02.	Effect of Termination
SECTION 10.03.	Waiver

ARTICLE XI	GENERAL PROVISIONS

SECTION 11.01.	Expenses
SECTION 11.02.	Notices
SECTION 11.03.	Public Announcements
SECTION 11.04.	Headings
SECTION 11.05.	Severability
SECTION 11.06.	Entire Agreement
SECTION 11.07.	Assignment
SECTION 11.08.	No Third Party Beneficiaries
SECTION 11.09.	Amendment
SECTION 11.10.	Governing Law
SECTION 11.11.	Counterparts

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of  March 18, 2008 (the "Agreement"), between MaxCure Pharmaceutical, Inc., a Colorado corporation (the “Company”) and Apro Bio Pharmaceutical Corporation, a Utah corporation ("Apro").

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Apro and the Company have each determined that it is in the best interests of their respective shareholders for the Company to acquire Apro through a reverse merger upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Apro and the Company have each approved the merger (the "Merger") of Apro with and into the Company upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Apro and the Company hereby agree as follows:

ARTICLE I                     DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"Agreement" or "this Agreement" means this Agreement and Plan of Merger, dated as of March 18, 2008, between Apro and the Company (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

"Business" means the business of developing, marketing and supporting medical technology licenses and all other business which is conducted by Apro and the Subsidiaries or by MaxCure and the Subsidiaries, as applicable.

"Colorado Law" means the Colorado Business Corporations Code.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning specified in the recitals to this Agreement.

"Company Common Stock" means the common stock of the Company.

"Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

"Effective Time" has the meaning specified in Section 2.02.

"Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notice of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment, including, without limitation, (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial, administrative or otherwise binding interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. SS6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. SS 6901 et seq.; the Clean Water Act,33 U.S.C. SS 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. SS 2601 et seq.; the Clean Air Act, 42 U.S.C. SS 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. SS 300f et seq.; the Atomic Energy Act, 42 U.S.C. SS 2011 et seq; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. SS 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. SS 301 et seq.

"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

"Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, and (b) any other chemicals, materials or substances defined or regulated as "hazardous" or "toxic" or words of similar import, under any applicable Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indebtedness" means, without duplication with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), and (h) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Intellectual Property" means all of the following:  (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) U.S. and foreign rights in any semiconductor chip product works or "mask works" as such term is defined in 17 U.S.C. 901, et seq. and any registrations or applications therefor ("Mask Works"); (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; (vi) all License and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Copyrights or Mask Works, or Licenses and agreements pursuant to which the Company has Licensed or transferred the right to use any of the foregoing ("Licenses").

"IRS" means the Internal Revenue Service of the United States.

"Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Material Adverse Effect" means any circumstance, change in, or effect on the Business of a Person that, individually or in the aggregate with any other circumstances, changes in, or effects on, such Business is, or could reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, results of operations or the financial condition of such Person, taken as a whole; provided, however, that a Material Adverse Effect will not exist as a result of circumstances that are demonstrated to have resulted directly from the public announcement of the Merger or the performance by a Person of its obligations hereunder.

"Material Contracts" has the meaning specified in Section 3.13(a).

"Merger Consideration" means one fully paid and non-assessable share of Company Common Stock for each outstanding share of Apro Common Stock at the Effective Time.

"Permits" has the meaning specified in Section 3.14(a).

"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or for taxes, assessments and governmental charges or levies that are being contested in good faith; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $10,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on and imperfections to title to real property and other Encumbrances that (i) do not render title to the property encumbered thereby uninsurable and (ii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; and (e) Encumbrances related to Funded Debt and purchase money mortgages and conditional sales contracts entered into in the ordinary course of business.

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from third parties, including, without limitation, customers, arising before the Effective Time, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

"Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

"Subsidiaries" means all corporations, partnerships, joint ventures, associations and other entities controlled by a Person directly or indirectly through one or more intermediaries.

"Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts, and other similar fees or charges of any kind, foreign or domestic, (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), imposed by any government or taxing authority, including, without limitation:  taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties and tariffs.

"U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"Utah Law" means the Utah Revised Business Corporation Act.

ARTICLE II                   THE MERGER

SECTION 2.01.  The Merger.  At the Effective Time (as defined in Section 2.02) and subject to and upon the terms and conditions of this Agreement and Colorado Law and Utah Law, Apro will be merged with and into the Company, the separate corporate existence of Apro shall cease, and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation". The Surviving Corporation shall be domiciled in Colorado.

SECTION 2.02.  Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretaries of State of the States of  Colorado and Utah, in such form as required by, and executed in accordance with the relevant provisions of, Colorado and Utah Law (the time of such filing or such later mutually agreed upon time as may be set forth in the Articles of Merger being the "Effective Time").

SECTION 2.03.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Colorado and Utah Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Apro shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Apro shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04.  Articles of Incorporation; Bylaws.  (a)  Articles of Incorporation.  Unless otherwise determined by the Company prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows:  "The name of the corporation is Apro Bio Pharmaceutical Corporation."

(b)              Bylaws.  The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Colorado Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 2.05.  Directors and Officers.  The directors of the Surviving Corporation shall be David Olson, Al Kramer, Dr. Paul Dragul and Vicki D.E. Barone.  In addition, prior to the Effective Time, the parties shall select for appointment to the Board a qualified financial expert deemed to meet the requirements of an audit chairperson for SEC reporting purposes and two qualified Directors with significant prior biotech or pharmaceutical company experience.  In the event that any of the three non-designated directors have not been selected by the Effective Time, the existing Board of Directors will use its best efforts to determine and place those three directors within 30 days of the Effective Time.

.
SECTION 2.06.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Apro and the Company or the holders of any of the following securities:

(a)              Conversion of Apro Common Stock.  Each share of Apro Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares constituting Dissenting Shares (as defined and to the extent provided in Section 2.07(a)) will be cancelled and extinguished and be converted automatically into the right to receive the Merger Consideration in the manner provided in Section 2.08, upon surrender of the certificate representing such share of Apro Common Stock.

(b)              Cancellation of Apro Notes and Warrants Held by the Company.  At the Effective Time, $750,000 in principal of promissory notes issued by Apro (the “Apro Notes”) to the Company and all accrued and unpaid interest thereon shall be cancelled.  In addition, warrants to purchase 600,000 shares of Apro Common Stock issued to the Company (the “Apro Warrants Issued to the Company”) shall be cancelled at the effective time.

(c)              Conversion of Outstanding Warrants.  All warrants to purchase Apro Common Stock other than the Apro Warrants Issued to the Company outstanding prior to the Effective Time shall be converted to warrants to purchase the common stock of the Surviving Corporation upon the same terms and conditions.

(d)              Adjustments to Merger Consideration.  The applicable Merger Consideration per share of Company Common Stock, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring after the date hereof and prior to the Effective Time.

          (e)     Fractional Shares.  No fraction of a share of Company Common Stock will be issued and any fractional interests will be rounded to the nearest whole share.

SECTION 2.07.  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Apro held by a holder who has exercised dissenters' rights for such shares in accordance with Utah Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.06, but the holder thereof shall only be entitled to such rights as are granted by Utah Law.

(b)              Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then, as of the later of Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)              The Company shall give Apro (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of capital stock of the Company, withdrawals of such demands, and any other instruments served pursuant to Colorado Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Apro, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

SECTION 2.08.  Exchange of Certificates.  (a)  Exchange Agent.  The Company Company Stock shall be  supplied, to or for the account of a bank, trust company or registered transfer agent designated by Apro (the "Exchange Agent"), in trust for the benefit of the holders of Apro Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 2.08, through the Exchange Agent, certificates evidencing the shares of Company Common Stock issuable pursuant to Section 2.06, in each case in exchange for outstanding shares of Apro Common Stock.

(b)              Company to Provide Company Common Stock.  At or prior to the Effective Time, Company shall make available to the Exchange Agent for exchange and payment in accordance with this Article II, through the procedures set forth in the Exchange Agent Agreement, the shares of Company Common Stock issuable pursuant to Section 2.06 and in accordance with the Exchange Agent Agreement.

(c)              Exchange Procedures.  The Surviving Corporation shall, in accordance with the Exchange Agent Agreement, cause to be delivered or mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Apro Common Stock or whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.06, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing shares of Company Common Stock payable to such holder pursuant to Section 2.06. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Company Common Stock which such holder has the right to receive pursuant to Section 2.06, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Apro Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Company Common Stock, if any, into which such shares of Apro Common Stock shall have been so converted in accordance with Section 2.06(e).

(d)              Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Apro Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate.  Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

(e)              Transfers of Ownership.  If any certificate for shares of Company Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Company or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of  the registered holder of the certificate surrendered, or established to the satisfaction of Company or any agent designated by it that such tax has been paid or is not payable.

(f)              No Liability.  Notwithstanding anything to the contrary in this Section 2.08, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Apro Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.09.  No Further Ownership Rights in Apro Common Stock. The Merger Consideration paid in accordance with the terms of this Article II exchanged for shares of Apro Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Apro Common Stock in accordance with the terms hereof, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Apro Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

SECTION 2.10.  Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing shares of Apro Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.06(i) and the cash payable in the manner specified in Section 2.06 hereof; provided, however, that Company may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Company or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

SECTION 2.11.  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Apro, the officers and directors of the Company and Apro are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III                  REPRESENTATIONS AND WARRANTIES OF APRO

As an inducement to Company to enter into this Agreement, Apro hereby represents and warrants to Company as follows:

SECTION 3.01.  Organization, Authority and Qualification of Apro.  Apro is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted.  Except as set forth in Section 3.01 of the Disclosure Schedule, Apro is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be licensed or qualified would have a Material Adverse Effect.  Apro has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws.  True and correct copies of the Articles of Incorporation and Bylaws of Apro, each as in effect on the date hereof, have been made available or delivered by Apro to the Company.  This Agreement has been duly executed and delivered by Apro, and (assuming due authorization, execution and delivery by the Company and Apro) this Agreement constitutes a legal, valid and binding obligation of Apro enforceable against Apro in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

SECTION 3.02.  Capital Stock of Apro; Ownership of the Shares.  (a)  The authorized capital stock of Apro consists of 10,000,000 shares of Preferred Stock, par value $0.001, and 90,000,000 shares of Apro Common Stock, par value $0.001.  As of the date hereof, (i) there are no issued and outstanding shares of Apro Preferred Stock, (ii) 11,215,833 shares of Apro Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (iii) 2,302,500 shares of Apro Common Stock are reserved for issuance pursuant to warrants to purchase shares of Apro Common Stock which are currently outstanding, including the Apro Warrants Issued to the Company.  None of the issued and outstanding shares of Apro Common Stock was issued in violation of any preemptive rights.  Except as set forth above or as disclosed in Section 3.02(a)(i) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Apro to which Apro is a party or obligating Apro to issue or sell any shares of capital stock of, or any other interest in, Apro.  There are no outstanding contractual obligations of Apro to repurchase, redeem or otherwise acquire any shares of Apro Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Except as disclosed in Section 3.02(a)(ii) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Apro Common Stock.

(b)              Except as set forth in Section 3.02(b) of the Disclosure Schedule, the stock register of Apro accurately records:  (i) the name and last known address of each owner of record of shares of capital stock of Apro and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Apro, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 3.03.  Subsidiaries.  (a)  Section 3.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests by Apro and its Subsidiaries.

(b)              There are no other corporations, partnerships, joint ventures, associations or other similar entities in which Apro owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c)              Except as set forth in Section 3.03(c) of the Disclosure Schedule, each Subsidiary that is a corporation:  (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.  Each Subsidiary that is not a corporation:  (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the material properties and material assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

(d)              Other than directors' qualifying shares in foreign jurisdictions, all the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, non-assessable and free of preemptive rights and are owned by Apro, whether directly or indirectly, free and clear of all Encumbrances.

(e)              There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character to which Apro or any Subsidiary is a party obligating Apro or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

(f)              No Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents) except for such actions which, when taken together with all other such actions, would not have a Material Adverse Effect.  True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available or delivered by Apro to the Company.

(g)              There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

(h)              The stock register of each Subsidiary that is a corporation accurately records:  (i) the record owners of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 3.04.  Corporate Books and Records.  Complete and accurate copies of all the minute books and of the stock register of Apro and each Subsidiary have been provided or made available by Apro to the Company.

SECTION 3.05.  No Conflict.  Subject to approval of the Merger and this Agreement by Apro’s Board of Directors and Apro's shareholders, assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by Apro do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Apro or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to Apro or any Subsidiary (other than conflicts and violations which could not reasonably be expected to have a Material Adverse Effect or as would occur solely as a result of the identity or the legal or regulatory status of Apro or any of its Affiliates), or (c) except as set forth in Section 3.05(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of Apro or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Apro or any Subsidiary is a party or by which any of such assets or properties is bound or affected.

SECTION 3.06.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Apro do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) the filing of the Agreement of Merger and (d) such other consents, the absence of which could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Apro.

SECTION 3.08.  Financial Information/Books and Records.  (a) True and complete copies of (i) the audited consolidated balance sheet of Apro for March 31, 2007 and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of Apro, together with all related notes and schedules thereto, accompanied by the reports thereon of Apro's Accountants (collectively referred to herein as the "Apro Financial Statements") and (ii) the unaudited consolidated balance sheet of Apro as of December 31, 2007 (the "Apro Interim Balance Sheet"), and the related consolidated statements of income, retained earnings, stockholders' equity and cash flows of Apro, together with all related notes and schedules thereto (collectively referred to herein as the "Apro Interim Financial Statement") have been made available or delivered by Apro to the Company.  The Apro Financial Statements and the Apro Interim Financial Statement (i) were prepared in accordance with the books of account and other financial records of Apro, (ii) present fairly the consolidated financial condition and results of operations of Apro and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Apro and (iv) include all material adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Apro and the Subsidiaries and the results of the operations of Apro and the Subsidiaries as of the dates thereof or for the periods covered thereby, except that the unaudited Apro Interim Financial Statement was and is subject to normal and recurring year-end adjustments which were or were not expected to be material in amount.

(b)              The books of account and other financial records of Apro and the Subsidiaries:  (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of Apro and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.09.  No Undisclosed Liabilities.  There are no Liabilities of Apro or any Subsidiary required by U.S. GAAP to be recognized or disclosed on a consolidated balance sheet of Apro and the Subsidiaries in the notes thereto, other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet, (ii) disclosed in Section 3.09 of the Disclosure Schedule or (iii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with the past practice, of Apro and the Subsidiaries and which do not and could not reasonably be expected to have a Material Adverse Effect.  Reserves are reflected on the Interim Balance Sheet against all material Liabilities of Apro and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of Apro and the Subsidiaries and in accordance with U.S. GAAP.

SECTION 3.10.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since the date of the Interim Balance Sheet, except as disclosed in Section 3.10 of the Disclosure Schedule, the business of Apro and the Subsidiaries has been conducted in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, except as disclosed in Section 3.10 of the Disclosure Schedule, since the date of the Interim Balance Sheet, neither Apro nor any Subsidiary has:

(i)  permitted or allowed any of the material assets or material properties (whether tangible or intangible) of Apro or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Effective Time;

(ii)  except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Interim Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet;

(iii) except in the ordinary course of business consistent with past practice, made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(iv) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of Apro or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to Apro;

(v)  made any material changes in the customary methods of operations of Apro or any Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

(vi) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets material to Apro and the Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

(vii) made any capital expenditure or commitment for any capital expenditure in excess of $10,000 individually or $3,000,000 in the aggregate;

(viii) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or material assets, real, personal or mixed material to Apro and the Subsidiaries taken as a whole but excluding the sale of inventories in the ordinary course of business consistent with past practice;

(ix) except for exercises and conversions of securities outstanding on the date of this Agreement and customary stock option grants (covering no greater than 300,000 shares of Apro Common Stock) for new hires and existing employees consistent with past practice, issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, Apro or any Subsidiary;

(x)  entered into any material agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

(xi) (A) other than as contemplated by this Agreement, granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Apro or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any existing agreement and/or involving ordinary increases consistent with the past practices of Apro or such Subsidiary;

(xii) materially written down or materially written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any inventories or Receivables or revalued any assets of Apro or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

(xiii) amended, terminated, cancelled or compromised any material claims of Apro or any Subsidiary or waived any other rights of substantial value to Apro or any Subsidiary;

(xiv) made any change in any method of accounting or accounting practice or policy used by Apro or any Subsidiary, other than such changes required by U.S. GAAP;

(xv) allowed any Permit or Environmental Permit that was issued or relates to Apro or any Subsidiary or otherwise relates to any asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Effective Time, except for such lapses, terminations or failures which could not reasonably be expected to have a Material Adverse Effect;

(xvi) materially amended, modified or consented to the termination of, any Material Contract or Apro's or any Subsidiary's rights thereunder;

(xvii) amended or restated the Articles of Incorporation or the Bylaws (or other organizational documents) of Apro or any Subsidiary;

(xviii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than ten (10) employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(xix) made any express or deemed election (other than an election pursuant to Section 341(f) of the Code) or settled or compromised any liability, with respect to Taxes of Apro or any Subsidiary;

(xx) suffered any casualty loss or damage with respect to any asset which individually has a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

(xxi) received notice of any claim of ownership by a third party of the Owned Intellectual Property or of infringement by Apro of any third party's Intellectual Property rights;

(xxii) materially changed the pricing or royalties set or charged by Apro to its customers or licensees or been the subject of a material change in pricing or royalties set or charged with regard to the Licensed Intellectual Property; or

(xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 except as is expressly contemplated by this Agreement.

SECTION 3.11.  Litigation.  Except as set forth in Section 3.11 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth:  the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against Apro or any Subsidiary (or by or against Apro or any Affiliate thereof and relating to Apro or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the knowledge of Apro, threatened to be brought by or before any Governmental Authority) that could reasonably be expected to have a Material Adverse Effect.  None of the matters disclosed in Section 3.11 of the Disclosure Schedule has or has had a Material Adverse Effect or could reasonably be expected to materially adversely affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  Except as set forth in Section 3.11 of the Disclosure Schedule, none of Apro, the Subsidiaries nor any of the Assets nor Apro is subject to any Governmental Order (nor, to the knowledge of Apro are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect since the date of the Interim Balance Sheet.

SECTION 3.12.  Certain Interests.  (a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule, no officer or director of Apro or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, any such officer or director:

(i)  has any material direct or indirect financial interest in any competitor, supplier or customer of Apro or any Subsidiary, provided, however, that the ownership of debt securities or the ownership of equity securities representing no more than ten percent of the outstanding voting power of any competitor, supplier or customer, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other material connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other material interest in any material tangible or intangible property which Apro or any Subsidiary uses or has used in the conduct of its business or otherwise; or

(iii) has outstanding any material Indebtedness to Apro or any Subsidiary.

(b)              Except as disclosed in Section 3.12(b) of the Disclosure Schedule, neither Apro nor any Subsidiary has any material Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of Apro or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

                            SECTION 3.13.  Material Contracts.  (a)  Section 3.13(a) of the Disclosure Schedule lists each of the following material contracts and material agreements (including, without limitation, oral and informal arrangements) of Apro and the Subsidiaries (such contracts and agreements, together with all material contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, material brokerage contracts) listed or otherwise disclosed in Section 3.15(a) or 3.15(b) of the Disclosure Schedule to which Apro or any Subsidiary is a party and all material agreements relating to Intellectual Property set forth in Section 3.14(a) of the Disclosure Schedule, being "Material Contracts"):

(i)  each contract or agreement for the licensing of any medical technology, either from or to Apro;

(ii) each contract and agreement for the development or sale of any medical technology or for the furnishing of services by Apro or any Subsidiary;

(iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Apro or any Subsidiary is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which Apro or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

(v)  all contracts and agreements relating to Indebtedness in excess of $20,000 of Apro or any Subsidiary;

(vi) all contracts and agreements with any Governmental Authority to which Apro or any Subsidiary is a party;

(vii) all contracts and agreements to which Apro or any Subsidiary is a party that limit or purport to limit the ability of Apro or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts and agreements between or among Apro and any Affiliate of Apro that will survive (in whole or in part) the Effective Time;

(ix) all contracts and agreements providing for benefits under any Plan;

(x)  any distribution, joint marketing or development agreement;

(xi) all contracts and agreements under which Apro has obtained or will obtain Intellectual Property that is a component of any of Apro's products or services or that is necessary to develop, test, support, modify, maintain, reproduce, distribute, license or sell Apro’s products or provide Apro's services;

(xii) all contracts and agreements that in any way substantially limit or restrict or would substantially limit and restrict Apro's or, immediately after the Effective Time, Apro’s  or its subsidiaries' ability to use, modify, display, reproduce, distribute, license or sell Apro’s products or provide Apro's services; and

(xiii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to Apro, any Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.13 and Sections 3.14 and 3.15, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)              Except as disclosed in Section 3.13(b) of the Disclosure Schedule, each Material Contract:  (i) is valid and binding on Apro any Subsidiary which is a party thereto and, to the knowledge of Apro, the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.06 of the Disclosure Schedule are not obtained, shall be in full force and effect without material penalty or other material adverse consequence.  Neither Apro nor any Subsidiary is in material breach of, or default under, any Material Contract.

(c)              Except as disclosed in Section 3.13(c) of the Disclosure Schedule, to Apro’s knowledge, no other party to any Material Contract is in material breach thereof or default hereunder.

(d)              Except as disclosed in Section 3.13(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Apro or any Subsidiary which are material to Apro and its Subsidiaries.

SECTION 3.14.  Intellectual Property.  (a)  Section 3.14(a) of the Disclosure Schedule contains an accurate and complete listing setting forth (x) all registered Trademarks, Patents, Copyrights and registered Mask Works (as each such term is hereinafter defined) which are owned by Apro or any of its Subsidiaries and (y) all Licenses to which Apro or any of its Subsidiaries is a party (other than shrink-wrap software and databases licensed to Apro or to any of its Subsidiaries under nonexclusive software Licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses), such schedule indicating, as to each such License, whether Apro or any of its Subsidiaries is the licensee or licensor.

           (b)              Except as set forth in Section 3.14(b)(i) of the Disclosure Schedule, neither Apro nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently proposed to be conducted.  None of the Intellectual Property owned by Apro or by any of itsSubsidiaries, or to Apro's knowledge, licensed to Apro or to any of its Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge.  Except as set forth in Section 3.14(b)(ii) of the Disclosure Schedule, there is no complaint, action, suit, proceeding, hearing, investigation or demand pending or, to Apro's knowledge, threatened, which challenges the legality, validity, enforceability, or Apro's or any of its Subsidiaries' use or ownership of any of the Intellectual Property owned by Apro or any of its Subsidiaries or, to Apro's knowledge, licensed to Apro or to any of its Subsidiaries.  Neither Apro nor any of its Subsidiaries has agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property, except as may be contained within agreements for the sale of Apro's products in the ordinary course or the Licenses set forth in Section 3.14(a) of Apro Disclosure Schedule.

(c)              No material breach or material default (or event which with notice or lapse of time or both would result in a material event of default) by Apro or any of its Subsidiaries exists or has occurred under any License or other agreement pursuant to which Apro or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default), result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

(d)              Apro and its Subsidiaries own or have the right to use all items of Intellectual Property set forth in Section 3.14(a) of the Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, use, sell and License the services and products currently provided, produced, used, sold and licensed by Apro and its Subsidiaries and to conduct the business of Apro and its Subsidiaries as presently conducted, free and clear of all Encumbrances, provided that Apro makes no warranty with respect to infringement of intellectual property rights of third parties except as expressly provided in Section 3.14(e) .

(e)              To Apro's knowledge, except as set forth in Section 3.14(e) of the Disclosure Schedule, the conduct of Apro's and its Subsidiaries' business, the Intellectual Property owned or used by Apro and its Subsidiaries, and the products or services produced, sold or licensed by or under development by Apro and its Subsidiaries do not infringe any Intellectual Property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, coinventorship, or an express or implied contract for any use or transfer.  Except as set forth in Section 3.14(e) of the Disclosure Schedule, Apro and its Subsidiaries have received no notice or have any knowledge of any allegations or threats that Apro's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party, and to Apro's knowledge, no basis exists for any such allegations or threats.

(f)              Except as set forth on Section 3.14(f) of the Disclosure Schedule, neither Apro nor any of its Subsidiaries has sent or otherwise communicated to any other person any notice, charge, claim or assertion of any present, impending or threatened infringement by any other Person of any Intellectual Property of Apro and its Subsidiaries or any Intellectual Property that Apro has the right to use.

(g)              None of Apro's and its Subsidiaries' products or services incorporate, are based upon or are derived or adapted from, any Intellectual Property of any other person in violation of any statutory or other legal obligation or any agreement to which Apro and its Subsidiaries is a party or by which it is bound.

(h)              All of Apro's and its Subsidiaries' Patents, Trademarks and Copyrights that are material to the conduct of the Business issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in all material respects in accordance with all applicable provisions of law and administrative regulations, and Apro and its Subsidiaries, as the case may be, are the record owners thereof.  Apro and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, and, to Apro's knowledge, there have been no acts or omissions by Apro or its Subsidiaries, the result of which would be to compromise the rights of Apro or its Subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property.

(i)              Except as described in Section 3.14(i) of the Disclosure Schedule, substantially all of Apro's and its Subsidiaries' employees and agents and independent contractors retained by Apro or any of its Subsidiaries and each of Apro's and its Subsidiaries' officers and directors has entered into a written agreement with Apro or any of its Subsidiaries (x) providing that all of Apro's and its Subsidiaries' Intellectual Property is confidential and proprietary to Apro or any of its Subsidiaries, and (y) obligating to the fullest extent allowed by law the disclosure and transfer to Apro or any of its Subsidiaries, in consideration for no more than normal salary and continued employment or consultant fees, as the case may be, of all inventions, developments and work product which during the period of his or her employment or consultancy with Apro or any of its Subsidiaries, as the case may be, such employee, officer, director or independent contractor made or makes that related or relate to any subject matter with which such employee's, officer's, director's or independent contractor's work for Apro or any of its Subsidiaries was concerned, or, in the case of employees, officers, agents and directors, are made during such person's period of employment (or contractual relationship) or in connection therewith.  No former employees, officers, directors or independent contractors of Apro or any of its Subsidiaries have asserted any claim, or, to Apro's knowledge, have any, valid claim or valid right to any of Apro's or any of its Subsidiaries' Intellectual Property used in or necessary for the conduct of Apro's or its Subsidiaries' business as now conducted.  To Apro's knowledge, no employee, officer, agent or director of Apro or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which conflicts with any obligation or commitment of such employee to Apro or any of its Subsidiaries under any agreement to which he or she is a party or otherwise.

(j)              Section 3.14(j) of the Disclosure Schedule identifies each person to whom Apro or any of its Subsidiaries has sold or otherwise transferred any interest or rights to any Intellectual Property (other than end user licenses for computer software and related documentation transferred in the ordinary course of business) or purchased rights in any Intellectual Property, and the date, if applicable, of each such sale, transfer or purchase.

(k)              Apro and each of its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain, reasonably complete notes and records (including, without limitation, drawings, flow-charts and prototypes) relating to its know-how, inventions, processes, procedures, drawings, specifications, designs, plans, written proposals, technical data, works of authorship and other proprietary technical information, sufficient to cause such proprietary information to be readily identified, understood and available.

SECTION 3.15.  Real Property.  (a)  Apro owns no real property, nor has it ever owned any real property except as disclosed in Section 3.15(a) of the Disclosure Schedule.  Section 3.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased by Apro, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.  To Apro's knowledge, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and to Apro's knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)              Apro has good and valid title to, or, in the case of material leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Interim Financial Statements or in Section 3.15(b) of the Disclosure Schedule and except for Permitted Encumbrances.

SECTION 3.16.   Labor Matters.   There are no disputes pending or, to the knowledge of Apro or any of its subsidiaries, threatened, between Apro or any of its subsidiaries and any of their respective employees, which disputes have or may have a Material Adverse Effect; neither Apro nor any of its subsidiaries is a party to a collective bargaining agreement or other labor contract applicable to persons employed by Apro or its subsidiaries nor does Apro know of any activities or proceedings of any labor union to organize any such employees; and neither Apro nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Apro or any of its subsidiaries.

SECTION 3.17.  Key Employees.  Section 3.17 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 2007, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of Apro or any Subsidiary whose annual compensation exceeded (or, in 2007, is expected to exceed) $100,000.

SECTION 3.18.  Taxes.  (a) Except as disclosed in Section 3.18 of the Disclosure Schedule,  (i) all returns and reports in respect of material Taxes required to be filed with respect to Apro and each Subsidiary (including the consolidated federal income tax return of Apro and any state Tax returns that includes Apro or any Subsidiary on a consolidated or combined basis) have been timely filed or are under a valid extension of time to file; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid or adequate reserves for their payment have been made; (iii) no adjustment relating to such returns has been proposed formally or informally by any Tax authority to Apro or any Subsidiary or representative thereof and, to the knowledge of Apro, no basis exists for any such adjustment; (iv) there are no pending or, to the knowledge of Apro, threatened actions or proceedings for the assessment or collection of a material amount of Taxes against Apro or any Subsidiary or any corporation that was included in the filing of a return with Apro on a consolidated or combined basis; (v) there are no Tax liens on any assets of Apro or any Subsidiary other than liens for Taxes not yet due and payable; (vi) other than as set forth in Section 3.18(a) of the Disclosure Schedule and other than as provided in Section 6.02, neither Apro nor any Subsidiary nor, to the knowledge of Apro, any Affiliate of Apro, is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (disregarding Section 280G(b)(4) of the Code); (vii) other than as provided in Section 6.02, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (viii) from and after June 9, 2005, Apro and each Subsidiary has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which Apro files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (ix) neither Apro nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (x) neither Apro nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xi) neither Apro nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

SECTION 3.19.  Insurance.  Section 3.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Apro.  There is no material claim by Apro pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds.  All premiums due and payable under all such policies and bonds have been paid and Apro is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Apro has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.20.  Approval Requirements.  The only actions by the shareholders of Apro necessary to approve this Agreement and the transactions contemplated by this Agreement are the approval of a majority of the outstanding shares of Apro Common Stock.

ARTICLE IV                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Apro to enter into this Agreement, The Company and any Subsidiary hereby, jointly and severally, represent and warrant to Apro as follows:

SECTION 4.01.  Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted.  Except as set forth in Section 4.01 of the Disclosure Schedule, The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be licensed or qualified would have a Material Adverse Effect.  The Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws.  True and correct copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been made available or delivered by the Company to Apro.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Company and Apro) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

SECTION 4.02.  Capital Stock oft he Company; Ownership of the Shares.  (a)  The authorized capital stock of the Company consists of 200,000,000  shares of Common Stock, par value $0.001.  As of the date hereof,  (i) 6,203,900  shares of the Company’s Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (ii) 130,000 shares of the Company’s Common Stock are reserved for issuance pursuant to warrants to purchase shares of the Company’s Common Stock which are currently outstanding.  None of the issued and outstanding shares of the Company’s Common Stock was issued in violation of any preemptive rights.  Except as set forth above or as disclosed in Section 4.02(a)(i) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company to which the Company is a party or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company’s Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Except as disclosed in Section 4.02(a)(ii) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company’s Common Stock.

(b)              Except as set forth in Section 4.02(b) of the Disclosure Schedule, the stock register of the Company accurately records:  (i) the name and last known address of each owner of record of shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 4.03.  Subsidiaries.  (a)  Section 4.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests by the Company and its Subsidiaries.

(b)              There are no other corporations, partnerships, joint ventures, associations or other similar entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c)              Except as set forth in Section 4.03(c) of the Disclosure Schedule, each Subsidiary that is a corporation:  (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.  Each Subsidiary that is not a corporation:  (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the material properties and material assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

(d)              Other than directors' qualifying shares in foreign jurisdictions, all the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, non-assessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

(e)              There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

(f)              No Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents) except for such actions which, when taken together with all other such actions, would not have a Material Adverse Effect.  True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available or delivered by the Company to the Company.

(g)              There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

(h)              The stock register of each Subsidiary that is a corporation accurately records:  (i) the record owners of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 4.04.  Corporate Books and Records.  Complete and accurate copies of all the minute books and of the stock register of the Company and each Subsidiary have been provided or made available by the Company to the Company.

SECTION 4.05.  No Conflict.  Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.06, except as may result from any facts or circumstances relating solely to Apro, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of either, (b) conflict with or violate any Law or Governmental Order applicable to either or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the business, operations, assets, results of operations or the condition (financial or otherwise) of the Company or the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 4.06.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by the Company do not and the Company will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in a writing given to Apro by the Company on the date of this Agreement and (b) the notification requirements of the HSR Act and for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, and the filing of appropriate merger documents under Colorado law.

SECTION 4.07.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 4.08.  Financial Information/Books and Records.  (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for March 31, 2007 and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants (collectively referred to herein as the "Company Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2007 (the "Company Interim Balance Sheet"), and the related consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Company Interim Financial Statement") have been made available or delivered by the Company to Apro.  The Company Financial Statements and the Company Interim Financial Statement (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and (iv) include all material adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, except that the unaudited Company Interim Financial Statement was and is subject to normal and recurring year-end adjustments which were or were not expected to be material in amount.

(b)              The books of account and other financial records of the Company and the Subsidiaries:  (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 4.09.  No Undisclosed Liabilities.  There are no Liabilities of the Company or any Subsidiary required by U.S. GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and the Subsidiaries in the notes thereto, other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet, (ii) disclosed in Section 4.06 of the Disclosure Schedule or (iii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, consistent with the past practice, of the Company and the Subsidiaries and which do not and could not reasonably be expected to have a Material Adverse Effect.  Reserves are reflected on the Interim Balance Sheet against all material Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with U.S. GAAP.

SECTION 4.10.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since the date of the Interim Balance Sheet, except as disclosed in Section 4.10 of the Disclosure Schedule, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, except as disclosed in Section 4.10 of the Disclosure Schedule, since the date of the Interim Balance Sheet, neither the Company nor any Subsidiary has:

(i)  permitted or allowed any of the material assets or material properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Effective Time;

(ii)  except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Interim Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet;

(iii) except in the ordinary course of business consistent with past practice, made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(iv) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

(v)  made any material changes in the customary methods of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

(vi) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets material to the Company and the Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice;

(vii) made any capital expenditure or commitment for any capital expenditure in excess of $10,000 individually or $3,000,000 in the aggregate;

(viii) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or material assets, real, personal or mixed material to the Company and the Subsidiaries taken as a whole but excluding the sale of inventories in the ordinary course of business consistent with past practice;

(ix) except for exercises and conversions of securities outstanding on the date of this Agreement and customary stock option grants (covering no greater than 300,000 shares of the Company Common Stock) for new hires and existing employees consistent with past practice, issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;

(x)  entered into any material agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

(xi) (A) other than as contemplated by this Agreement, granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any existing agreement and/or involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

(xii) materially written down or materially written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any inventories or Receivables or revalued any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

(xiii) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

(xiv) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by U.S. GAAP;

(xv) allowed any Permit or Environmental Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to any asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Effective Time, except for such lapses, terminations or failures which could not reasonably be expected to have a Material Adverse Effect;

(xvi) materially amended, modified or consented to the termination of, any Material Contract or the Company's or any Subsidiary's rights thereunder;

(xvii) amended or restated the Articles of Incorporation or the Bylaws (or other organizational documents) of the Company or any Subsidiary;

(xviii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than ten (10) employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(xix) made any express or deemed election (other than an election pursuant to Section 341(f) of the Code) or settled or compromised any liability, with respect to Taxes of the Company or any Subsidiary;

(xx) suffered any casualty loss or damage with respect to any asset which individually has a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

(xxi) received notice of any claim of ownership by a third party of the Owned Intellectual Property or of infringement by the Company of any third party's Intellectual Property rights;

(xxii) materially changed the pricing or royalties set or charged by the Company to its customers or licensees or been the subject of a material change in pricing or royalties set or charged with regard to the Licensed Intellectual Property; or

(xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 except as is expressly contemplated by this Agreement.

SECTION 4.11.  Litigation.  Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Company, threatened against or affecting Company or any of its subsidiaries (and Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Company and its subsidiaries taken as a whole, (ii) impair the ability of Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

SECTION 4.12.  Certain Interests.  (a) Except as disclosed in Section 4.12(a) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, any such officer or director:

(i)  has any material direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary, provided, however, that the ownership of debt securities or the ownership of equity securities representing no more than ten percent of the outstanding voting power of any competitor, supplier or customer, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other material connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other material interest in any material tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of its business or otherwise; or

(iii) has outstanding any material Indebtedness to the Company or any Subsidiary.

(b)              Except as disclosed in Section 4.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has any material Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

SECTION 4.13.  Material Contracts.  (a)  Section 4.13(a) of the Disclosure Schedule lists each of the following material contracts and material agreements (including, without limitation, oral and informal arrangements) of the Company and the Subsidiaries (such contracts and agreements, together with all material contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, material brokerage contracts) listed or otherwise disclosed in Section 4.15(a) or 4.15(b) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all material agreements relating to Intellectual Property set forth in Section 4.14(a) of the Disclosure Schedule, being "Material Contracts"):

(i)  each contract or agreement for the licensing of any medical technology, either from or to the Company;

(ii) each contract and agreement for the development or sale of any medical technology or for the furnishing of services by the Company or any Subsidiary;

(iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

(v)  all contracts and agreements relating to Indebtedness in excess of $20,000 of the Company or any Subsidiary;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(vii) all contracts and agreements to which the Company or any Subsidiary is a party that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts and agreements between or among the Company and any Affiliate of the Company that will survive (in whole or in part) the Effective Time;

(ix) all contracts and agreements providing for benefits under any Plan;

(x)  any distribution, joint marketing or development agreement;

(xi) all contracts and agreements under which the Company has obtained or will obtain Intellectual Property that is a component of any of the Company's products or services or that is necessary to develop, test, support, modify, maintain, reproduce, distribute, license or sell the Company’s products or provide the Company's services;

(xii) all contracts and agreements that in any way substantially limit or restrict or would substantially limit and restrict the Company's or, immediately after the Effective Time, the Company’s  or its subsidiaries' ability to use, modify, display, reproduce, distribute, license or sell the Company’s products or provide the Company's services; and

(xiii) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

For purposes of this Section 4.13 and Sections 4.14 and 4.15, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)              Except as disclosed in Section 4.13(b) of the Disclosure Schedule, each Material Contract:  (i) is valid and binding on the Company any Subsidiary which is a party thereto and, to the knowledge of the Company, the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 4.06 of the Disclosure Schedule are not obtained, shall be in full force and effect without material penalty or other material adverse consequence.  Neither the Company nor any Subsidiary is in material breach of, or default under, any Material Contract.

(c)              Except as disclosed in Section 4.13(c) of the Disclosure Schedule, to the Company’s knowledge, no other party to any Material Contract is in material breach thereof or default hereunder.

(d)              Except as disclosed in Section 4.13(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company or any Subsidiary which are material to the Company and its Subsidiaries.

SECTION 4.14.  Intellectual Property.  (a)  Section 4.14(a) of the Disclosure Schedule contains an accurate and complete listing setting forth (x) all registered Trademarks, Patents, Copyrights and registered Mask Works (as each such term is hereinafter defined) which are owned by the Company or any of its Subsidiaries and (y) all Licenses to which the Company or any of its Subsidiaries is a party (other than shrink-wrap software and databases licensed to the Company or to any of its Subsidiaries under nonexclusive software Licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses), such schedule indicating, as to each such License, whether the Company or any of its Subsidiaries is the licensee or licensor.

(b)              Except as set forth in Section 4.14(b)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently proposed to be conducted.  None of the Intellectual Property owned by the Company or by any of its Subsidiaries, or to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge.  Except as set forth in Section 4.14(b)(ii) of the Disclosure Schedule, there is no complaint, action, suit, proceeding, hearing, investigation or demand pending or, to the Company's knowledge, threatened, which challenges the legality, validity, enforceability, or the Company's or any of its Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property, except as may be contained within agreements for the sale of the Company's products in the ordinary course or the Licenses set forth in Section 4.14(a) of the Company Disclosure Schedule.

(c)              No material breach or material default (or event which with notice or lapse of time or both would result in a material event of default) by the Company or any of its Subsidiaries exists or has occurred under any License or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default), result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

(d)              the Company and its Subsidiaries own or have the right to use all items of Intellectual Property set forth in Section 4.14(a) of the Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, use, sell and License the services and products currently provided, produced, used, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as presently conducted, free and clear of all Encumbrances, provided that the Company makes no warranty with respect to infringement of intellectual property rights of third parties except as expressly provided in Section 4.14(e) .

(e)              To the Company's knowledge, except as set forth in Section 4.14(e) of the Disclosure Schedule, the conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries, and the products or services produced, sold or licensed by or under development by the Company and its Subsidiaries do not infringe any Intellectual Property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, coinventorship, or an express or implied contract for any use or transfer.  Except as set forth in Section 4.14(e) of the Disclosure Schedule, the Company and its Subsidiaries have received no notice or have any knowledge of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party, and to the Company's knowledge, no basis exists for any such allegations or threats.

(f)              Except as set forth on Section 4.14(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent or otherwise communicated to any other person any notice, charge, claim or assertion of any present, impending or threatened infringement by any other Person of any Intellectual Property of the Company and its Subsidiaries or any Intellectual Property that the Company has the right to use.

(g)              None of the Company's and its Subsidiaries' products or services incorporate, are based upon or are derived or adapted from, any Intellectual Property of any other person in violation of any statutory or other legal obligation or any agreement to which the Company and its Subsidiaries is a party or by which it is bound.

(h)              All of the Company's and its Subsidiaries' Patents, Trademarks and Copyrights that are material to the conduct of the Business issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in all material respects in accordance with all applicable provisions of law and administrative regulations, and the Company and its Subsidiaries, as the case may be, are the record owners thereof.  the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, and, to the Company's knowledge, there have been no acts or omissions by the Company or its Subsidiaries, the result of which would be to compromise the rights of the Company or its Subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property.

(i)              Except as described in Section 4.14(i) of the Disclosure Schedule, substantially all of the Company's and its Subsidiaries' employees and agents and independent contractors retained by the Company or any of its Subsidiaries and each of the Company's and its Subsidiaries' officers and directors has entered into a written agreement with the Company or any of its Subsidiaries (x) providing that all of the Company's and its Subsidiaries' Intellectual Property is confidential and proprietary to the Company or any of its Subsidiaries, and (y) obligating to the fullest extent allowed by law the disclosure and transfer to the Company or any of its Subsidiaries, in consideration for no more than normal salary and continued employment or consultant fees, as the case may be, of all inventions, developments and work product which during the period of his or her employment or consultancy with the Company or any of its Subsidiaries, as the case may be, such employee, officer, director or independent contractor made or makes that related or relate to any subject matter with which such employee's, officer's, director's or independent contractor's work for the Company or any of its Subsidiaries was concerned, or, in the case of employees, officers, agents and directors, are made during such person's period of employment (or contractual relationship) or in connection therewith.  No former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries have asserted any claim, or, to the Company's knowledge, have any, valid claim or valid right to any of the Company's or any of its Subsidiaries' Intellectual Property used in or necessary for the conduct of the Company's or its Subsidiaries' business as now conducted.  To the Company's knowledge, no employee, officer, agent or director of the Company or any of its Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which conflicts with any obligation or commitment of such employee to the Company or any of its Subsidiaries under any agreement to which he or she is a party or otherwise.

(j)              Section 4.14(j) of the Disclosure Schedule identifies each person to whom the Company or any of its Subsidiaries has sold or otherwise transferred any interest or rights to any Intellectual Property (other than end user licenses for computer software and related documentation transferred in the ordinary course of business) or purchased rights in any Intellectual Property, and the date, if applicable, of each such sale, transfer or purchase.

(k)              the Company and each of its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain, reasonably complete notes and records (including, without limitation, drawings, flow-charts and prototypes) relating to its know-how, inventions, processes, procedures, drawings, specifications, designs, plans, written proposals, technical data, works of authorship and other proprietary technical information, sufficient to cause such proprietary information to be readily identified, understood and available.

SECTION 4.15.  Real Property.  (a)  the Company owns no real property, nor has it ever owned any real property except as disclosed in Section 4.15(a) of the Disclosure Schedule.  Section 4.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease.  To the Company's knowledge, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and to the Company's knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)              the Company has good and valid title to, or, in the case of material leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Interim Financial Statements or in Section 4.15(b) of the Disclosure Schedule and except for Permitted Encumbrances.

SECTION 4.16.   Labor Matters.   There are no disputes pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which disputes have or may have a Material Adverse Effect; neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement or other labor contract applicable to persons employed by the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

SECTION 4.17.  Key Employees.  Section 4.17 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 2007, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary whose annual compensation exceeded (or, in 2007, is expected to exceed) $100,000.

SECTION 4.18.  Taxes.  (a) Except as disclosed in Section 4.18 of the Disclosure Schedule,  (i) all returns and reports in respect of material Taxes required to be filed with respect to the Company and each Subsidiary (including the consolidated federal income tax return of the Company and any state Tax returns that includes the Company or any Subsidiary on a consolidated or combined basis) have been timely filed or are under a valid extension of time to file; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid or adequate reserves for their payment have been made; (iii) no adjustment relating to such returns has been proposed formally or informally by any Tax authority to the Company or any Subsidiary or representative thereof and, to the knowledge of the Company, no basis exists for any such adjustment; (iv) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of a material amount of Taxes against the Company or any Subsidiary or any corporation that was included in the filing of a return with the Company on a consolidated or combined basis; (v) there are no Tax liens on any assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable; (vi) other than as set forth in Section 4.18(a) of the Disclosure Schedule and other than as provided in Section 6.02, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Affiliate of the Company, is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (disregarding Section 280G(b)(4) of the Code); (vii) other than as provided in Section 6.02, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (viii) from and after June 9, 2005, the Company and each Subsidiary has been and continues to be a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (ix) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (x) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xi) neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

SECTION 4.19.  Insurance.  Section 4.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.  There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4.20.  Voting Requirements.  A vote by the shareholders of the Company is required to approve this Agreement and the transaction contemplated by this Agreement.

ARTICLE V                   ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing.  (a)  The Company covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule or as otherwise permitted by this Agreement (and subject to the limitations on conduct set forth in this Section 5.01), between the date hereof and the Effective Time, none of the Company or any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice.  Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Company shall, and shall cause each Subsidiary to, (i) use its reasonable efforts to (A) preserve intact its business organizations and the business organization of the Business, (B) keep available to the Company the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (ii) exercise, but only after notice to Apro and receipt of Apro's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases which by their terms would otherwise expire; (iii) not make an offer of employment to any Person without the approval of Apro and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction with knowledge that it would or could reasonably be expected to cause any representation or warranty of the Company to be untrue in any material respect or result in a material breach of any covenant made by the Company in this Agreement.

(b)              Except as described in Section  5.01(b) of the Disclosure Schedule, the Company covenants and agrees that, prior to the Effective Time, without the prior written consent of Apro, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 4.10 (including, without limitation, clauses (i) through (xxiii) thereof).

SECTION 5.02.  Access to Information.  (a) From the date hereof until the Effective Time, upon reasonable notice, the Company shall, and shall cause the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees and authorized agents, accountants, counsel, and representatives of Apro reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Company's business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, and representatives of the Company such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Subsidiaries and the Company's business (or legible copies thereof) as Apro may from time to time reasonably request.

(b)              Apro shall keep such information confidential in accordance with the terms of the Confidentiality Clause in Confidential Letter of Intent.

SECTION 5.03.  Regulatory and Other Authorizations; Notices and Consents.  (a)  Each of Apro and the Company shall use its best reasonable efforts to obtain (or cause the Company or the Subsidiaries, as the case may be, to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for execution and delivery of, and the performance of obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and to supply, as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)              Each of Apro and the Company shall, and shall cause the Company and the Subsidiaries, as the case may be, to, give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents and estoppel certificates as may be reasonably necessary in connection with the transactions contemplated by this Agreement.

SECTION 5.04.  Notice of Developments.  Prior to the Effective Time, each of Apro and the Company shall promptly notify the other in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any material breach of a representation or warranty or covenant of Apro or the Company, as the case may be, in this Agreement or which could have the effect of making any representation or warranty of Apro or the Company in this Agreement or which could have the effect of making any representation or warranty of Apro or the Company, as the case may be, in this Agreement untrue or incorrect in any material respect.

SECTION 5.05.  No Solicitation or Negotiation.  The Company agrees that between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement, none of the Company, and its Subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary (other than the exercise or conversion of outstanding options) or assets of the Company or any Subsidiary (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any business combination with the Company or any Subsidiary or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  The Company shall notify Apro promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Apro, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  The Company agrees not to, and to cause each Subsidiary not to, without the prior written consent of Apro, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

SECTION 5.06.  Further Action.  Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.07.  Conduct of Business by Apro.  During the period from the date of this Agreement to the Effective Time of the Merger, Apro shall not, and shall not permit any of its subsidiaries to:

(a)              (i)  declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of Apro or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Apro's capital stock; except for the issuance of its capital stock for cash consideration the issuance of such that there is no change of control of Apro, or

(b)              authorize any of, or commit or agree to take any of, the foregoing actions.

ARTICLE VI                  ADDITIONAL STOCK, OPTION OR WARRANT ISSUANCES

SECTION 6.01.  Company Issuances.  The Company shall not issue any additional common stock, options or warrants to purchase Company Common Stock, except that (i) the Company may issue 302,695 shares of Company Common Stock to an affiliate of the University of Colorado, (ii) the Company may engage in an offering of equity or convertible debt securities, provided that the issuance or conversion price of the securities exceeds $1.00 per share (excluding brokerage fees or other consideration, up to a total of 2,000,000 shares of the Company Common Stock, and (iii) the Company may issue a warrant to Bathgate Capital Partners to purchase up to 200,000  shares of the Company Common Stock as placement agent compensation for the offering described herein.  As of the date of this agreement 30,000 Common Stock Purchase warrants had been earned by Bathgate Capital Partners, under this arrangement, which are included in the total warrants outstanding.

SECTION  6.02.  Apro Issuances.   Apro shall not issue any additional common stock, options or warrants to purchase Apro Common Stock, except that Apro may engage in an offering of equity or convertible debt securities, provided the issuance or conversion price exceeds $1.00 per share (excluding brokerage fees or other consideration) up to a total of 10,000,000 shares of Apro Common Stock and such number of shares as are required to be issued by APRO to the University of Colorado as a result of any such additional issuances of shares.

ARTICLE VII                ADDITIONAL AGREEMENTS

SECTION 7.01.  Apro Shareholder Approval.  Apro shall use its best efforts, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Utah Law to effect the Merger.

SECTION 7.02. Exemption from Registration.  (a) Apro shall take all steps necessary to assist the Company to comply with an exemption from registration under the Securities Act of 1933, as amended, including, but not limited to, obtaining investment letters from each of the shareholders of Apro and representations that the Company Common Stock to be issued in the Merger will constitute "restricted securities" under the Securities Act of 1933, as amended.

(b)              Apro shall obtain an agreement from each of the shareholders of Apro that the shareholders agree that shares of Company Common Stock to be issued in the Merger will be restricted from resale under the Securities Act of 1933, as amended and that an appropriate restrictive legend noting such restriction on the transfer of such shares will be placed on the certificates representing such shares.

SECTION 7.03  University of Colorado License Agreement.  Prior to the Effective Date, the Company will enter into a license agreement with the University of Colorado Department of Health Sciences relating to the target compounds method of use on viral infections.  Pursuant to this license agreement, the Company may issue to the University of Colorado up to 302,695 shares of the Company Common Stock.

ARTICLE VIII                CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of Each of the Company and Apro.  The respective obligations of the Company and Apro to consummate the transactions contemplated by this Agreement shall each be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

(a)              HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or shall have been terminated;

(b)              Consents and Approvals.  Apro and the Company shall have received, each in form and substance reasonably satisfactory to the parties, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents required in order to consummate the Merger; and

(c)              Court Order.  No court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation.

(d)              The Surviving Corporation shall have in place at the Effective Time, or upon payment of premium at the Closing, a policy of insurance covering Director and Officer Liability.

SECTION 8.02.  Conditions to Obligations of Apro.  The obligations of Apro to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

(a)              Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Effective Time shall have been complied with in all material respects, and Apro shall have received a certificate from the Company to such effect signed by a duly authorized officer thereof.

(b)              No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against either the Company or Apro, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Apro, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(b) shall not apply if the Company or an affiliate thereof has directly or indirectly solicited or encouraged any such Action.

(c)              Resolutions.  Apro shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)              Fairness Opinion.  Apro shall have received a fairness option from Neideger Tucker Bruner, Inc.,  related to this Agreement prior to the Effective Time.

(e)              Shareholder Approval.  Each of this Agreement and the Merger shall have been duly approved by the requisite vote of shareholders of Apro.

SECTION 8.03.  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

(a)              Representations, Warranties and Covenants.  The representations and warranties of Apro contained in this Agreement shall have been true and correct in all material respects (without regard to any knowledge qualification) when made and shall be true and correct in all material respects (without regard to any knowledge qualification) as of the Effective Time with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, except in all cases for such breaches of, inaccuracies in or omissions from such representations and warranties as do not have a Material Adverse Effect, the covenants and agreements contained in this Agreement to be complied with in all material respects by Apro on or before the Effective Time shall have been complied with in all material respects, and the Company shall have received a certificate of Apro to such effect signed by a duly authorized officer thereof.

(b)              No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company or Apro, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.03(b) shall not apply if Company or an affiliate thereof has solicited or encouraged any such Action.

(c)              Resolutions of Apro.  The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Apro, of the resolutions duly and validly adopted by the Board of Directors of Apro evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)              Fairness Opinion.  The Company and Apro shall have received a fairness option from Neidiger Tucker Bruner, Inc. prior to the Effective Time.

(f)              Shareholder Approval.  Each of this Agreement and the Merger shall have been duly approved by the requisite vote of shareholders of the Company.

ARTICLE IX                  SURVIVAL

SECTION 9.01.  Survival of Representations and Warranties.  The representations and warranties of the Company and Apro contained in this Agreement shall not survive the Effective Time.

ARTICLE X                   TERMINATION AND WAIVER

SECTION 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)              by the Company if, between the date hereof and the Effective Time:  (i) any representation or warranty of Apro contained in this Agreement shall have been breached such that the conditions set forth in Section 8.03(a) would or could not be satisfied by April 30, 2008, (ii) Apro shall not have complied in any material respect with any covenant or agreement to be complied with by it and contained in this Agreement within 15 days after receipt of notice of non-compliance from the Company; or (iii) Apro or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Apro or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(b)              by either the Company or Apro if the Effective Time shall not have occurred by April 30, 2008; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Effective Time to occur on or prior to such date; or

(c)              by either Apro or the Company in the event that any Governmental Authority shall have issued a final, non-applicable order, decree or ruling or taken any other action permanently, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d)              by Apro if, between the date hereof and the Effective Time any representation, warranty or covenant of the Company contained in this Agreement shall have been breached such that the conditions set forth in Section 8.02(a) would or could not be satisfied by April 30, 2008, or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(e)              by the mutual written consent of the Company and Apro.

SECTION 10.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in 11.01 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

SECTION 10.03.  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI                  GENERAL PROVISIONS

SECTION 11.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Effective Time shall have occurred.

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a) if to the Company:

MaxCure Pharmaceutical, Inc.
5350 S. Roslyn, Suite 300
Greenwood Village, CO  80111
Telecopy:  (303) 867-3416
Attention:  Vicki Barone

with a copy to:

Krys Boyle, P.C.
600 17th Street, Suite 2700 South Tower
Denver, CO 80123
Telecopy: 303-893-2882
Attention: Russell K. Bean, Esq.

and

(b) if to Apro:

Apro Bio Pharmaceutical Corporation
5350 S. Roslyn, Suite 300
Greenwood Village, CO 80111
Telecopy:  303-867-3416
Attention:  David Olson

with a copy to:
Mark N. Schneider, A Professional Corporation
4764 South 900 East, Suite 3-C
Salt Lake City, UT 84117
Telecopy (801) 685-0949
Attention: Mark N. Schneider, Esq.

SECTION 11.03.  Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other parties, subject to their respective obligations to comply with applicable securities laws, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 11.04.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.06.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 11.07.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and Apro (which consent may be granted or withheld in the sole discretion of the Company or Apro).

SECTION 11.08.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.09.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and Apro or (b) by a waiver in accordance with Section 10.03.

SECTION 11.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts executed in and to be performed entirely within that state.

SECTION 11.11.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAXCURE PHARMACEUTICAL, INC., a Colorado Corporation

By:	/s/ Vicki D.E. Barone
Name:	Vicki D.E. Barone
Title:	Chairman of the Board
APRO BIO PHARMACEUTICAL CORPORATION
By:	/s/ David Olson
Name:	David Olson
Title:	President